Exhibit 99(p)(v)
BRANDYWINE GLOBAL
INVESTMENT MANAGEMENT, LLC
CODE OF ETHICS
Dated: 11 December 2006

Appendices to the Code:

I. INTRODUCTION
This Code of Ethics (“Code”) is intended to assist all employees of Brandywine Global Investment Management, LLC (“BGIM” or the “Company”) in meeting the high standards we follow in conducting our business. One of our most important assets is our reputation for integrity and professionalism. The responsibility of maintaining that reputation rests with you and all other employees. This shared commitment underlies our success as individuals and as a business.
The Code contains procedural requirements that you must follow to meet certain regulatory and legal requirements. Such procedures:
•	Establish standards of conduct with respect to BGIM’s clients and outside parties, including the duty to protect the confidentiality of client information and rules relating to gifts and business entertainment.

•	Describe the information barriers established by Legg Mason, Inc. (“Legg Mason”) and the related procedures that govern the dissemination of information between BGIM and other Legg Mason affiliates.

•	Define “non-public information” and set forth the parameters for appropriate use of such information.

•	Address trading restrictions applicable to personal investments.
The Code does not and cannot cover every possible set of facts and circumstances. Technical compliance with the Code is not sufficient if a particular action would violate the spirit of the Code.
Unless defined as they are used, the capitalized terms used in this Code are defined in Section VII below.
A. Individuals Covered by the Code.
Access Persons: All of BGIM’s officers, directors and employees, as well as anyone else who provides investment advice on BGIM’s behalf and is subject to the Company’s supervision and control.
Other Codes of Ethics:
If you are an Access Person (as defined in this Code), but you are employed principally by Legg Mason & Co., LLC (“LM&Co.”) and you are subject to LM&Co’s Code of Ethics, you are not subject to this Code. Legg Mason shall be responsible for monitoring your adherence to the Code of Ethics. BGIM’s Compliance Department will consult with the Legg Mason compliance staff for this purpose.

II. STANDARDS OF BUSINESS CONDUCT
This Code is based on the principle that BGIM owes a fiduciary duty to its clients, and that all Access Persons must therefore avoid activities, interests and relationships that might (1) present a conflict of interest or the appearance of a conflict of interest with BGIM’s clients, or (2) otherwise interfere with the Company’s or an Access Person’s ability to make decisions in the best interests of its clients. As used herein, the term “Client” includes the Company’s individual and institutional clients, as well as the mutual funds BGIM advises or sub-advises.
Access Persons must at all times comply with the following standards of business conduct:
A. Fiduciary Duty.
As a registered investment adviser, Brandywine has a fiduciary relationship with its Clients. Therefore, all Access Persons must carry out their duties solely in the best interests of Clients and free from all compromising influences and loyalties. Under no circumstances may an Access Person cause a Client to take action or not take action for the Access Person’s own benefit. Any doubtful situation should be resolved in the Clients’ favor.
B. Compliance with Applicable Law.
All Access Persons must understand and comply with their obligations under Federal Securities Laws, as that term is defined in Section VII of the Code. Among other things, Federal Securities Laws make clear that it is illegal to defraud Clients in any manner, mislead Clients by affirmative statement or by omitting a material fact that should be disclosed, or to engage in any manipulative conduct with respect to Clients or the trading of securities.
Each Access Person is responsible to know, understand and follow the laws and regulations that apply to his or her responsibilities on behalf of BGIM. While no Access Person is expected to be an expert on all applicable Federal Laws and regulations, they are expected to know the Federal Laws and regulations well enough to recognize when an issue arises and to seek the advice of the Compliance Department.
C. Excessive Personal Trading.
Access Persons may not engage in excessive personal trading, or any other trading that interferes with their duties for BGIM’s Clients. See Section VI. of the Code for more information about personal trading.
D. Avoiding Conflicts of Interest.
Access Persons may not take advantage of their knowledge or position to place their interests ahead of the interests of Clients. This duty includes an obligation to maintain complete objectivity and independence in making decisions that affect the management of Client assets. Access Persons must disclose all material facts concerning any potential conflict of interest that may arise to the Chief Compliance Officer (“CCO”) in writing.

In adhering to this principle, Access Persons:
• may not use personal influence or personal relationships improperly to influence financial reporting by BGIM;
• may not improperly cause BGIM to take action, or fail to take action, for the personal benefit of the Access Person rather than for the benefit of BGIM or its clients;
• may not improperly use their positions with BGIM, or information that belongs to BGIM or its clients, for personal gain;
• may not bind BGIM to any agreement or arrangement with an entity in which the Access Person, directly or through family members, has any material economic interest;
• must disclose to his or her department management (hereinafter, his or her manager) any situation of which they become aware in which BGIM is entering into an arrangement or agreement with an entity in which the Access Person, directly or through family members, has any material economic interest; and
• should avoid any activities, interests or associations outside BGIM that could impair their ability to perform their work for BGIM objectively and effectively, or that could give the appearance of interfering with their responsibilities on behalf of BGIM.
E. Treating All Clients Fairly.
Neither BGIM nor its Access Persons shall favor the interests of one Client over another. In particular, they will not favor large accounts over small accounts, or personal or family accounts over the accounts of other clients. Although it may not be possible to treat each Client identically in every single transaction, on the whole, no client or group of Clients will be disadvantaged to benefit any other Client or group of Clients.
F. Sharing in Profits and Losses.
No Access person shall directly or indirectly agree to share in the profits earned or losses incurred in any Client’s account. This does not limit BGIM from entering into performance-based fee arrangements with clients under applicable Federal Securities Laws.
G. Guarantees.
No Access Person shall warrant or guarantee the future value of or return on any security. In addition, no Access Person shall warrant or guarantee the success or profitability of any investment advice that BGIM renders or any trading strategy that BGIM employs.

H. Confidential Information and Informational Barriers.
Access Persons may be in a position to know about Clients’ identities, investment objectives, funding levels, and future plans as well as information about the transactions that BGIM executes on their behalf and the securities holdings in their accounts. All this information is considered confidential and must not be shared with persons outside the Company, such as vendors, family members, or market participants unless otherwise permitted. Without limiting the generality of the foregoing, all Access Persons are subject to and shall not share information relating to BGIM’s investment activities or proxy voting activities with any other Legg Mason affiliate except in accordance with the provisions of the Informational Barriers policy located in Section V of this Code.
In addition, Access Persons are prohibited from trading in any Investment (or Equivalent Instrument) at a time when the Access Person possesses material nonpublic information regarding the Investment or the issuer of the Investment. Without limiting the generality of the foregoing, all Access Persons are subject to and shall abide by the Insider Trading Procedures in Section IV of this Code.
In order to ensure that confidential information is appropriately protected, Access Persons may not disclose or misuse confidential information of third parties or BGIM’s confidential proprietary information to which they gain access through their relationships with BGIM, except when disclosure is authorized by BGIM or the person to whom the information belongs, or is required by law. In addition, Access Persons generally should not disclose confidential information about BGIM or its clients to other employees of BGIM unless such other employees have a need to know such information in connection with their jobs.
I. Corporate Opportunities.
Access Persons are required to advance the interests of BGIM when an Access Person becomes aware of a financial opportunity as a result of that person’s relationship with BGIM, or through the use of BGIM property, that opportunity belongs, in the first instance, to BGIM. No Access Person may take for himself or herself any opportunity for the sale or purchase of products, services or interests that belongs to BGIM without the prior written approval of BGIM’s Compliance Department. If an Access Person is presented with an investment opportunity in his or her capacity as a representative of BGIM, the Access Person may personally take advantage of the opportunity only if the investment is approved in writing by the Compliance Department. In considering any request regarding an opportunity, including an investment opportunity, the Compliance Department may consult with the Compliance Committee.
J. Gifts and Business Entertainment.
a.	Scope: For purposes of this Section, the terms “gifts” and “business entertainment” are intended to be construed broadly and include accepting anything of value, including meals, lodging, travel, cash, Investments, merchandise, loans and expense reimbursements, except to the extent specifically excluded below. Note that these terms include anything of value provided directly or indirectly, e.g., anything provided to an Access Person on behalf of the third party from whatever source.

For an item to be considered “business entertainment,” the vendor must be present at the event/meal and there must be an opportunity to discuss matters relating to BGIM’s business. For example, if an Access Person receives theater tickets from a vendor, the tickets are “business entertainment” only if the vendor attends the event and there is an opportunity to discuss business matters. If not, the tickets should be treated as a “gift” for purposes of this Section and subject to the limitations set forth below.

b.	Interpretation: All questions regarding interpretation of this Section shall be referred to BGIM’s Compliance Department.
1. Giving Gifts:
No Access Person shall give a gift of any other thing of value in excess of $250 per individual per year to any person where the gift relates to the business of the recipient’s employer. Nor may an Access Person make a cash payment of any amount to such individual. The prohibitions in this paragraph do not apply to gifts to persons with whom the Access Person has a family or other personal relationship that exists apart from his or her association with BGIM.
These prohibitions also shall not apply to ordinary and usual business entertainment hosted by BGIM, so long as such entertainment is neither so frequent nor so extensive as to raise any questions of propriety. Special requirements may apply with regard to gifts or business entertainment directed to employees of a public pension plan or Taft-Hartley pension plan. The requirements relating to Taft-Hartley pension plans are spelled out in Appendix A to this Code.
2. Receiving Gifts:
An Access Person may not receive any gift or any other thing of value in excess of $250 per individual per year from any person or entity that does business with or on behalf of BGIM. This prohibition does not apply to receiving gifts from persons with whom the Access Person has a family or other personal relationship that exists apart from his or her association with BGIM. Further, these prohibitions also shall not apply to ordinary and usual business entertainment hosted by a party who does business with BGIM, so long as such entertainment is neither so frequent nor so extensive as to raise any questions of propriety. Under no circumstances may an Access Persons solicit a gift from a person who does business with BGIM.
3. Procedure:
BGIM’s Compliance Department maintains a gift log. On a quarterly basis, Access Persons must report and acknowledge all gifts received and given. Access Persons should use reasonable judgment in estimating the value of any gifts received. Any questions about the fair market value of a gift should be referred to the Compliance Department. See Appendix B.

K. Lending and Borrowing.
Access Persons shall not lend or borrow money, securities, or commodities to or from a client.
L. Outside Business Activities.
No Access Person may engage in outside business activities or serve on the board of directors of a publicly-held company absent prior written authorization by the BGIM’s Compliance Committee.
No Access Person shall serve as the General Partner to a limited partnership, the managing member of a limited liability company, the trustee of a trust, or the executor of an estate if such limited partnership, limited liability company, trust or estate is a Client of BGIM’s, unless the Access Person first receives written permission from the Chief Compliance Officer. Such permission shall not be granted if it would cause BGIM to be deemed to have technical custody over the assets. Nor will an Access Person be allowed to accept payment for acting in any such capacity if BGIM is also paid to manage the account.
M. Political Contributions.
No Access Persons shall directly or indirectly make any political contribution to any government entity, municipality, official or candidate for the purpose of obtaining or retaining BGIM or its affiliates as investment advisers. Access Persons are specifically prohibited from making political contributions to any person who may influence the selection or retention of an investment adviser by a government entity. This prohibition shall not apply to contributions made to officials for whom the Access Person is entitled to vote, so long as the total amount of the contributions does not exceed $250 per election. Access Persons are required to disclose all political contributions and certify annually that they have and will comply with this provision.
N. Charitable Contributions.
Access Persons shall not cause BGIM to directly or indirectly make contributions to any charitable organization or cause, without first obtaining written permission. In order to request permission, you must complete a Charitable Contribution Form. Any decision to grant such permission will depend on the specific facts and circumstances involved.
O. Press and Public Statements.
Access Persons shall not, without first obtaining written permission from the Compliance Committee, take part in any radio, television or print interview or in a seminar or forum (including an interactive electronic forum) in which the Supervised Person will comment on investment issues. “Investment issues” include, but are not limited to, issues relating to specific securities or issuers, market sectors, or the securities markets generally.
P. Fair Dealing.
It is BGIM’s policy to compete aggressively in each business in which it is engaged, but to compete ethically, fairly and honestly. BGIM seeks to succeed through superior performance,

service, diligence, effort and knowledge, and not through unfair advantage. To this end, BGIM is committed to dealing fairly with its clients, customers, vendors, competitors and employees. No Access Person may take unfair advantage of any other person or business through any unfair business practice, including through improper coercion, manipulation, concealment, abuse of privileged information or misrepresentation of material fact.
Q. Safeguarding Assets and Property.
BGIM’s assets and properties represent a key portion of BGIM’s value as an enterprise and are very important to BGIM’s ability to conduct its business. BGIM’s assets and properties include both physical assets such as cash, securities, physical property and equipment and intangible assets such as business strategies and plans, intellectual property, services and products. Each Access Person is responsible for safeguarding BGIM’s assets and properties that are under his or her control. Theft of, or fraudulently obtaining BGIM assets or property is forbidden under applicable laws and company policies, and any suspected theft or misappropriation of BGIM assets or property should be reported to the Compliance Department immediately for investigation. Furthermore, except where permitted by BGIM, Access Persons should not abuse BGIM assets or property for their personal benefit. In addition to protecting BGIM’s assets and property from theft or misuse, Access Persons should be careful not to waste any of BGIM’s assets or property.
As part of its business, BGIM may come into possession of property of clients, vendors and other third parties. It is vitally important to BGIM’s business and reputation that all client property that comes into BGIM’s possession is protected and maintained with the same degree of skill and care as BGIM uses to safeguard its own property. Each Access Person is responsible for safeguarding the properties, belonging to clients, vendors and other third parties, that are under his or her control.
R. Accuracy of Books and Records.
BGIM engages in various business activities that are subject to Federal Securities Laws. As such, BGIM is subject to numerous regulations regarding its books and business records. These regulations require that BGIM maintain accurate and complete business records, books and data in a timely manner. Each Access Person is responsible to ensure the accuracy and completeness of any business information, reports and records under his or her control. No Access Person may intentionally make false or misleading entries in any of BGIM’s books and records. In providing information to be included in BGIM’s books and records, Access Persons must be candid and accurate.
S. Treatment of Others.
Access Persons must treat all persons with whom they come into contact, including other employees, clients and suppliers, fairly and with respect. Each employee should be able to work in an environment that promotes equal employment opportunities and prohibits discriminatory practices, including harassment. Therefore, BGIM expects that all relationships among persons in the workplace will be professional and free of bias, harassment or violence. Access Persons who violate laws or BGIM policies requiring fairness and respectful treatment of others are subject to disciplinary action by BGIM and, potentially, civil or criminal liability. Access Persons are encouraged to report to BGIM’s Director of Human Resources any violations of these laws or policies of which they become aware.
BGIM is committed to the diversity of its workforce in order to help achieve growth and success for the organization. BGIM strives to provide an environment that promotes respect, integrity, teamwork, achievement and acceptance regardless of race, gender, age, national origin, or any other factor that makes people unique. While all representatives of BGIM share the common goal of responsiveness to clients and each other, at the same time they should embrace and value the differences in employees.
III. BGIM’S COMPLIANCE PROGRAM
A.	BGIM shall provide each Access Person with a copy of this Code and any amendments thereto. Each Access Person shall be required annually to deliver an Information Statement to the CCO. This statement (a sample of which is attached as Appendix C to this Code) includes information regarding the Access Person’s disciplinary history, outside business activities personal securities holdings and political contributions. Access Persons will also be asked to acknowledge their receipt of and compliance with the Code of Ethics. Acknowledgement of the receipt of any future amendments to the Code will be required as well.
B.	BGIM’s Compliance Department and the Compliance Committee, if necessary, shall be responsible for maintaining a surveillance program reasonably designed to monitor the activities of all Access Persons, in order to ensure compliance with this Code of Ethics and BGIM’s other compliance policies and procedures. This surveillance program shall include, but not be limited to, reviewing e-mails and other electronic communications transmitted through BGIM’s facilities and reviewing Access Persons’ personal trading activities, as described in more detail below.
C.	Access Persons must promptly report any existing or threatened violations of this Code of Ethics (by themselves or others) to the CCO. Such reports may be oral or in writing, but if in writing, should not be sent via e-mail. Reports need not be signed; anonymous reports will be accepted. BGIM will not retaliate or allow its Access Persons to retaliate against any Access Person who, in good faith, reports a perceived violation of the Code of Ethics. The CCO will create and retain a record of the reported violation and any action the BGIM takes in response thereto. Such action may include sanctioning the violative conduct, as described below. BGIM may be required to turn such records over to the SEC.
D.	BGIM’s Compliance Committee may impose sanctions or take other action against an Access Person who violates this Code of Ethics or other BGIM compliance policy or procedure. Possible action includes a verbal warning, letter of reprimand, suspension of personal trading privileges, suspension of employment (with or without pay) or termination of employment. The Company also may require an Access Person to reverse an improper personal securities trade and forfeit any profit or absorb any loss derived therefrom. The Compliance Committee shall compute the amount of any profit to be forfeited, and shall donate this amount to a charitable organization of the Compliance Committee’s choosing. Such donations shall not result in any net tax benefit to the Access Person. BGIM may also report material violations to the SEC or criminal authorities.

E.	BGIM will conduct such compliance training sessions as circumstances warrant. The purpose of these meetings is to ensure that Access Persons are familiar with the complex regulatory requirements that apply to our business. Attendance at these meetings is mandatory.
F.	BGIM’s Compliance Committee or its designee may, in its sole discretion, grant exceptions to the requirements of this Code of Ethics if the circumstances warrant. All exceptions must be in writing and may be subject to such conditions as the Compliance Committee or its designee may impose.
IV. INSIDER TRADING
Stiff criminal and civil penalties are imposed upon persons who trade on the basis of inside information or who communicate such information to others in connection with a securities transaction. BGIM’s Insider Trading policy applies to all Access Persons and extends to Access Persons’ conduct both within and outside of their duties at the BGIM.
A.	“Inside information” is defined as material nonpublic information about an issuer or security. Such information typically originates from an “insider” of the issuer, such as an officer, director, or controlling shareholder. However, insider trading prohibitions also extend to trading while in possession of certain market information.

“Market information” is material nonpublic information which affects the market for an issuer’s securities but which comes from sources outside the issuer. A typical example of market information is knowledge of an impending tender offer, which may come from sources other than an insider. However, not all market information raises insider trading concerns. For example, portfolio managers or analysts may learn material, nonpublic market information that did not come from an insider or from someone who otherwise misappropriated the information. Or, a portfolio manager or analyst may be able to predict a corporate action or event based on a perceptive assembly and analysis of material public information or nonmaterial nonpublic information. Since this activity lies at the heart of what a good portfolio manager or analyst is supposed to do, such information or conclusions may be used to make investment decisions.

B.	In order to assess whether a particular situation runs afoul of the prohibition against insider trading, Access Persons should consider the following:
1.	Information is deemed “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.

2.	Information is considered “nonpublic” if it has not been released through appropriate public media in such a way as to achieve a broad dissemination to the investing public generally, without favoring any special group. Unfortunately, the question of publicity is very fact-specific; there are no hard and fast rules. In the past, information has been deemed to be publicly disclosed if it was given to the Dow Jones Broad Tape, Reuters Financial Report, the Associated Press, United Press International, or one or more newspapers of general circulation in the New York City area. On the other hand, public dissemination is not accomplished by disclosure to a select group of analysts, broker-dealers and market makers, or via a telephone call-in service for investors. Note that there also is authority that disclosure to Standard and Poor’s and Moody’s alone may not suffice.

3.	By virtue of SEC Rule 10b5-1, a person will be presumed to have traded “on the basis of” inside information if he was aware of the material, non-public (i.e., inside) information when he made the purchase or sale. Notwithstanding this presumption, a person will not be deemed to have traded on inside information if he can show that: (a) before becoming aware of the information, he had (i) entered into a binding contract to buy or sell the security, which contract adequately specified the terms of the trade or did not permit the trader to exercise subsequent influence over the trade details; (ii) provided instructions to another person to execute the trade or (iii) adopted a written plan for trading the securities, and (b) the purchase or sale that occurred was pursuant to the contract, instruction or plan.

An entity other than a natural person may also escape the presumption of trading on the basis of inside information if the entity can show that the person who made the investment decision on behalf of the entity was not aware of the information, and if the entity had implemented reasonable policies and procedures to ensure against insider trading violations.
C.	SEC Rule 10b5-2 addresses the question of when insider trading liability arises from the misappropriation of confidential information in the context of a family or other personal relationship. Under this rule, a person receiving confidential information could be liable for insider trading where:
1.	the person agreed to keep the information confidential;

2.	a reasonable expectation of confidentiality can be implied from the fact that the parties to the communication have a history or practice of sharing confidences; or

3.	the person supplying the information is a spouse, partner, child or sibling of the person who receives the information, unless there is an affirmative showing based on the particular circumstances of the family relationship that there was no reasonable expectation of confidentiality.
D.	The selective disclosure of material nonpublic information by corporate insiders may lead to insider trading violations by an outsider — BGIM, for example — under the following conditions:
1.	the insider intentionally breached a duty of confidentially owed to the issuer’s shareholders;

2.	the insider received some personal benefit from this breach, either by way of monetary gain or a reputational benefit that could translate into future earnings:

3.	the outsider knew or should have known that the insider breached a duty by disclosing the information; and

4.	the outsider acts with a mental state showing an intent to deceive, manipulate or defraud.

An outsider might also run afoul of the prohibition against insider trading under a “misappropriation” theory. This theory applies to those who trade on information they have taken in breach of some fiduciary duty, even though that may not be a duty to the issuer’s shareholders. An example of this would be an employee of an investment adviser who trades while in possession of material, nonpublic information she learns in the course of her advisory duties. Investment information relating to BGIM’s Clients should be treated as inside information.

E.	In order to prevent even inadvertent violations of the ban on insider trading, or even the appearance of impropriety regarding other forms of personal trading, all Access Persons must adhere to the following standards of conduct:
1.	All information about Clients, including but not limited to the value of accounts; securities bought, sold or held; current or proposed business plans; acquisition targets; confidential financial reports or projections; borrowings, etc. must be held in strictest confidence. Using or sharing this information other than in connection with the investment of BGIM’s managed accounts is strictly prohibited.

2.	When obtaining material information about an issuer from insiders of the company, determine whether this information has already been disseminated through public channels.

3.	In discussions with securities analysts, it also may be appropriate to determine whether the information the analyst provides has been publicly disseminated.
If you suspect that you or the firm has learned material, nonpublic information, you should immediately contact the Compliance Department and refrain from disclosing the information to anyone else, unless specifically advised to the contrary. The Compliance Department will review the information and consult with the Compliance Committee and/or outside counsel, if necessary, to determine whether the information is material and non-public. The following measures will be taken if deemed necessary:
BGIM will place the affected company on a “Watch List” and restrict the flow of material, non-public information to allow BGIM’s portfolio managers, analysts and traders who do not come into possession of the information to continue their ordinary investment activities. (This list is highly confidential and may not be disseminated to anyone outside BGIM’s Compliance Department.)
In the alternative, BGIM will place the affected company on a “Restricted List” in order to prohibit trading in any security of the affected company, except non-solicited trades after specific approval by Brandywine’s Compliance Department. (This list is highly confidential and may not be disseminated to anyone outside BGIM’s Compliance Department.)
V. INFORMATION BARRIERS: SHARING INVESTMENT-RELATED INFORMATION
Information Barriers exist between the employees of BGIM and the officers, directors and employees of Legg Mason and any of its affiliates (collectively, “Affiliates”). These barriers, which are also referred to as a “Chinese Wall,” are designed to prevent the dissemination of inside, confidential and proprietary information outside Brandywine and to ensure that Brandywine does not consult or enter into agreements with its Affiliates regarding the voting, acquisition or disposition of any securities owned by BGIM’s clients.
A. General.
BGIM, a wholly-owned subsidiary of Legg Mason, independently and exclusively maintains and exercises authority to vote, acquire, and dispose of securities for its discretionary investment management clients, unless otherwise required by law, rule or regulation. In exercising this authority, BGIM does not consult or enter into agreements with officers, directors, or employees of Legg Mason or its Affiliates regarding the voting, acquisition, or disposition of any securities owned by its investment management clients, and it intends to continue to conduct its business in a similar manner.
Notwithstanding the foregoing, BGIM has entered into an arrangement with Legg Mason Investment Counsel, LLC (“LMIC”), an affiliated registered investment adviser, and may enter into similar arrangements with other Affiliates. Within this arrangement BGIM provides LMIC with securities recommendations and investment advice by providing to LMIC the Company’s ValueCore International Model and Traditional Large Cap Value Equity Model (the “Model Portfolios”). In addition to securities recommendations, BGIM may provide LMIC with periodic reports relating to the Model Portfolios, such as market conditions, market review and outlook or investment performance and analysis. When applying the policies and procedures set forth below, the Company shall not (1) be prevented from sharing with or obtaining from LMIC information relating to the Model Portfolios, or (2) treat LMIC as an Affiliate, as described above, in matters concerning the Model Portfolios. As a result, when determining the Company’s beneficial ownership of securities held in the Model Portfolios, the Company shall aggregate its holding with those of LMIC and any other affiliates party to such arrangement.
BGIM has adopted the following policies and procedures to ensure that it does not and will not consult or enter into agreements with Affiliates regarding voting, acquisition, or disposition of any securities owned by its investment management clients.
B. Policies.
Under ordinary circumstances, BGIM’s portfolio managers: (1) have exclusive authority to make voting and investment decisions with respect to securities held by BGIM’s Clients; (2) make all voting and investment decisions independently and without the participation of officers, directors, or employees of Affiliates; and (3) do not attempt to influence the voting or investment decisions to be made with respect to securities held by clients of Affiliates. All exceptions to this policy must be approved in writing by BGIM’s CCO. The CCO will maintain records of each exception in a file available for inspection by the Asset Management Group of Legg Mason’s Legal and Compliance Department.
BGIM has established and will enforce procedures designed to limit the flow of information to and from Affiliates relating to the voting and disposition of client securities.

C.	Procedures.
Establishment of Informational Barriers. BGIM will maintain the following informational barriers:
1.	Except in circumstances where BGIM has been retained to provide management services for a client of an Affiliate (e.g., retention as a sub-adviser), BGIM will not share its Client holding reports or proxy voting records with individuals responsible for making voting or investment decisions (“Investment Personnel”) for Affiliates; nor will the Company request such data from Affiliates.

2.	BGIM will instruct its Investment Personnel to refrain from communicating BGIM’s investment intent or voting intent with respect to specific securities held by BGIM’s Clients during communications with investment personnel of Affiliates.

3.	BGIM will not permit Investment Personnel of Affiliates to serve as members of BGIM’s investment committee, nor will it permit its Investment Personnel to serve as members of an investment committee established by Affiliates.

4.	BGIM’s traders will not coordinate orders for its Clients with trades for clients of Affiliates.

5.	BGIM will provide a copy of these policies and procedures to all of its Access Persons.
D.	Permitted Sharing of Information.

The informational barriers are not intended to prevent the free flow of information that could be classified as investment research or investment recommendations; nor are they intended to prevent BGIM from discussing its investment philosophy or its analysis of securities with officers, employees, or investment personnel of Affiliates.

BGIM may also provide Client holdings reports and reports describing its proxy voting record to management and administrative personnel employed by Affiliates; provided (a) such persons are not involved with voting or investment decisions and BGIM’s Chief Compliance Officer has approved the delivery of such information, including the specific recipients; or (b) the public disclosure of such holdings reports or proxy voting records is required by rule, regulation, or law.

E.	Administration and Assessment of the Informational Barriers.

BGIM’s Compliance Department will administer the maintenance of the informational barriers and will maintain all records necessary to establish that BGIM remains in compliance with its policies and procedures. The CCO must approve any exception to the policies and procedures described above and maintain a record describing the reasons for and conditions applicable to such approval. These records will be made available for inspection by the Asset Management Group of Legg Mason’s Legal and Compliance Department.

BGIM’s Compliance Department will also coordinate with the Asset Management Group of Legg Mason’s Legal and Compliance Department to schedule periodic assessments of the operation of the BGIM’s policies and procedures established to prevent the flow of information to and from Affiliates relating to the voting, acquisition, and disposition of client securities.

VI. PERSONAL TRADING ACTIVITIES
Note that the provisions contained in this Section apply to all transactions in which an Access Person has or acquires a Beneficial Interest. As explained more fully in Section VII below, an Access Person is generally deemed to have a Beneficial Interest in any Investment he or she owns individually or jointly with another person, and any Investment owned by a member of the Access Person’s Immediate Family who resides in the Access Person’s household. The terms “Investment” and “Immediate Family” are also defined below.
Even where there is no misuse of material, nonpublic information, the purchase or sale of securities by an investment adviser or its employees for their own accounts may be problematic. Because BGIM is compensated to render investment advice to Clients, fiduciary concerns arise where Access Persons also trade for their own accounts. Therefore, Access Persons must conduct any personal securities trading in a manner which avoids not only actual improprieties but even the appearance of impropriety. In order to achieve these goals, Access Persons must strictly comply with the following requirements.
A. Prohibited Conduct.
Access Persons may not:
1.	Independent Judgment. Allow the independent judgment they exercise on behalf of Clients to be compromised. Under no circumstances, may an Access Person take or fail to take any action for Client accounts in order to benefit his or her own Investment interests.

2.	Market Manipulation. Engage in transactions intended to raise, lower, or maintain the price of any Investment or to create a false appearance of active trading.

3.	Front-Running Transactions. Make any purchase or sale of an Investment (or Equivalent Instrument) at a time when the Access Person knows that (a) BGIM is or may be considering a purchase or sale of such Investment on behalf of its Clients, or (b) BGIM is in the process of acquiring or selling that Investment on behalf of Clients. See seven day black out period in Section B. 1. a. below.

4.	Market Timing. Use their knowledge of the portfolio holdings of a Reportable Fund to engage in any short-term or other abusive trading strategy involving such Fund that may conflict with the best interests of the Fund and its shareholders.

5.	Others. Engage in transactions intended to raise, lower or maintain the price of any Investment or to create a false appearance of active trading;
-	Divert trading opportunities in any Investment away from managed accounts in favor of the Access Persons’ own accounts or BGIM’s proprietary accounts;

-	Allocate executed trades in such a way as to favor their own or Brandywine’s proprietary accounts and to disadvantage the accounts of Clients;

-	Engage in and any other transaction deemed by the BGIM Compliance Department to involve a potential conflict of interest, possible diversions of corporate opportunity, or an appearance of impropriety or conflict.
B. Pre-Clearance Requirements.
1.	General Requirements.

Unless an exemption applies, any Transaction in which an Access Person has or acquires a Beneficial Interest (including a Transaction in Legg Mason stock) must be pre-cleared in accordance with the procedures established by BGIM’s Compliance Department, a copy of which is attached as Appendix D (the “Pre-Clearance Procedures”).

All Access Persons must use the CTI iTrade system to obtain preclearance of personal trades. CTI iTrade is accessible through BGIM’s Intranet site, where Access Persons must submit their personal trade requests for approval against BGIM’s actual and planned trading on a pre-trade basis.

If an Access Person should experience any trouble or technical difficulties using CTI iTrade, or if an Access Person is out of the office with no access to CTI iTrade, the Access Person should contact BGIM’s Compliance Department for assistance or trade approval. In no instance shall an Access Person place a personal trade for his or her account without first obtaining approval. If the Compliance Department is unavailable on any day that assistance or approval is sought, then written trade approval must be obtained from either a member of the Investment Committee or the Compliance Committee. Approval must be obtained using the Personal Security Transaction Approval Form. (Appendix E)
a.	Authorization rules. In order to ensure that Access Persons’ personal trades do not interfere with trading for BGIM Clients, CTI iTrade (or the Compliance Department where CTI iTrade is not available) will enforce the following blackout rules.

Seven Day Blackout.
In order to ensure that Access Persons’ personal trades do not interfere with trading for BGIM Clients, Access Persons will not be authorized to purchase or sell an Investment within seven calendar days of a purchase or sale of the same Investment (or Equivalent Instrument) by a client account managed by BGIM.

BGIM’s automated pre-clearance system (ex. CTI iTrade), or the Compliance Department’s pre-clearance process where its automated pre-clearance system is not available, will enforce this blackout rule for personal trades effected within seven days after — and where possible, within seven days before — trades effected for client accounts. Access Persons who fail to pre-clear their personal trades in accordance with this section may be sanctioned in accordance with Section III.D of this Code of Ethics. Such sanctions may include being required to reverse an improper personal securities trade and forfeit the profit or absorb the loss derived therefrom.

In some cases, a personal trade that was authorized through BGIM’s automated pre-clearance system will nevertheless turn out to have been effected within seven days before trades in the same Investment (or Equivalent Instrument) are effected for client accounts. In these cases, BGIM’s Compliance Department will review the facts and circumstances of the subject personal trade to determine whether the Access Person knew or had reason to know that BGIM was about to buy or sell the same Investment (or Equivalent Instrument) for clients. Depending on the findings of this review, the Access Person may be subject to the sanctions referred to above.
b.	Length of Trade Authorization Approval. The authorization for a personal securities Transaction is effective until the earliest of (i) its revocation by the Compliance Department, (ii) the moment the Access Person learns that the information provided to the Compliance Department pursuant to the Pre-Clearance Procedures is not accurate, or (iii) the close of business on the trading day on which the authorization is granted (for example, if authorization is provided on a Monday, it is effective until the close of business on Monday).
i.	If the order for a Transaction is not placed within that period, a new authorization must be obtained before the Transaction can be placed.

ii.	If the Transaction is placed but has not been executed before the authorization expires (as, for example, in the case of a limit order or “good ‘til cancelled” order), it is the responsibility of the Access Person to obtain a new authorization.
c.	No Explanation Required for Refusals. In some cases, BGIM’s Compliance Department may refuse to authorize a Transaction for a reason that is confidential. The Compliance Department is not required to give an explanation for refusing to authorize any Transaction.
2.	Investment Transactions Requiring Special Prior Approval.

Access Persons are prohibited from engaging in the following types of transactions unless the Compliance Committee grants prior written approval, given the special conflict-of-interest issues these transactions raise.
a.	Initial Public Offerings. Any purchase of an Investment in an initial public offering (other than a new offering of a registered open-end investment company); and

b.	Private Placements. Hedge Funds, Limited Partnerships, Private Equity Partnerships and Venture Capital Funds. Any acquisition of a Beneficial Interest in an Investment through a Private Placement, including without limitation, investments in limited partnerships, hedge funds, private equity partnerships and venture capital funds.
C. Trading in Legg Mason Securities.
1.	Acquisitions and Dispositions. The pre-clearance requirements apply to personal trading in Legg Mason securities. Access Persons should be especially careful to avoid the appearance of impropriety and may not engage in short-term speculative transactions in such securities.

2.	Trading Window. Generally, Access Persons may purchase or sell Legg Mason securities at any time, other than the period beginning five trading days before the expected release of quarterly earnings and continuing for two days immediately following quarterly earnings releases. From time to time, events may warrant the imposition of additional trading restrictions. It is important to note that Access Persons who are in possession of material, non-public information regarding Legg Mason are prohibited from acquiring or disposing of Legg Mason securities. Questions about whether information regarding Legg Mason may be material or whether information about Legg Mason is public should be directed to the CCO who may, as appropriate, seek advice from Legg Mason’s General Counsel.

3.	Short Sales. Access Persons may not engage in short sales of Legg Mason securities, except short sales versus the box.

4.	Purchases and Sales of Listed and OTC Options and Derivatives. Access Persons may not engage in purchases or sales of listed or OTC options or derivatives relating to Legg Mason, other than opening and closing hedging transactions, such as covered call options and protective put options.
D.	Exemptions Relating to Pre-Clearance Requirements and Trading in Legg Mason Securities.

Notwithstanding the foregoing, the following types of Transactions are exempt from the pre-clearance requirements and trading restrictions of Section VI. B and C:
1.	Mutual Funds and ETFs. Any purchase or sale of an Investment issued by any registered open-end investment companies (including College Savings Plans established under Section 529(a) of the Internal Revenue Code known as “Section 529 Plans”) or exchange-traded fund. However, transactions in Reportable Funds are subject to the additional trading restrictions set forth in Section VI.E below, and all Transactions in Reportable Funds and exchange-traded funds must be reported to the BGIM Compliance Department pursuant to Section VI.F below.

2.	No Knowledge. Transactions where the Access Person has no knowledge of the Transaction before it is completed (for example, Transactions effected for an Access Person by a trustee of a blind trust, or discretionary trades made by an investment manager retained by the Access Person, in connection with which the Access Person is neither consulted nor advised of the trade before it is executed);

3.	Certain Corporate Actions. Any acquisition of an Investment through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Investment.

4.	Automatic Investment Plans. Any Transaction in an Investment pursuant to an Automatic Investment Plan (as defined in Section VII), except where such Plan has been overridden.

5.	Options-Related Activity. Any acquisition or disposition of a security in connection with an option-related Transaction that has been previously approved pursuant to the Code. For example, if an Access Person receives approval to write a covered call, and the call is later exercised, the pre-clearance requirements and trading restrictions of this Code are not applicable to the sale of the underlying security.

6.	Rights. Any acquisition of an Investment through the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired in the issue.

7.	Options on Broad-Based Indices. Any Transaction involving options on certain broad-based indices designated by the Compliance Committee. The broad-based indices designated by Compliance may be changed from time to time and presently consist of the S&P 500, the S&P 100, NASDAQ 100, Nikkei 300, NYSE Composite, and Wilshire Small Cap indices; and

8.	Other Exempt Transactions. Any Transaction involving the following types of Investment:
a.	direct obligations of the U.S. Government;

b.	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

c.	commodities.
E. Trading in Reportable Funds.
1.	60-Day Holding Period. No Access Person may redeem (or exchange out of) shares of a Reportable Fund in which the Access Person has a Beneficial Interest within sixty (60) calendar days of a purchase of or exchange into shares of the same Reportable Fund for the same account, including any individual retirement account or 401(k) participant account.

2.	Exemptions. The following Transactions involving Reportable Funds are exempt from sixty-day holding period set forth in this Section:
a.	Money Market Funds. Transactions in any Reportable Funds that are money market funds.

b.	No Knowledge. Transactions in any Reportable Funds where the Access Person has no knowledge of the Transaction before it is completed (for example, Transactions effected for an Access Person by a trustee of a blind trust, or discretionary trades made by an investment manager retained by the Access Person, in connection with which the Access Person is neither consulted nor advised of the Transaction before it is executed).

c.	Automatic Investment Plans. Transactions in Reportable Funds pursuant to an Automatic Investment Plan, except where such Plan has been overridden.

d.	Non-Material 401(k) Account Reallocations. Within 60 days of a prior reallocation, sales of Reportable Funds through a reallocation of a Access Person’s current holdings in his/her 401(k) participant account as long as this subsequent reallocation does not materially alter (by more than 2%) the percentage of the account that is invested in a particular Reportable Fund. For example, if for the second time within 60 days, an Access Person rebalances his or her current holdings to counteract the impact of market appreciation, the resulting sale or exchange from in any underlying Reportable Funds, if not material (if lower than or equal to 2%) in relation to the overall composition of the account, would not be subject to the prohibited transactions restrictions.
F.	Duty to Report Information on Personal Trades.
1.	Holdings Reports. Within 10 days after an Access Person joins the Company and once a year thereafter, he or she must supply the CCO with a list of all his or her securities holdings. The information in the Holdings Report must be current as of a date not more than 45 days prior to the individual’s becoming an Access Person or — for annual reports — the date the report is submitted. A sample Holdings Report form is included with the Annual Certification attached as Appendix C.

Instead of creating a separate document, an Access Person can satisfy the initial Holdings Report requirement by timely filing and dating a copy of a securities account statement listing all of his or her securities holdings, so long as that statement provides all the required information. Likewise, an Access Person can satisfy the annual Holdings Report requirement by confirming in writing the accuracy and completeness of composite account statements that have already been supplied to the CCO or composites that have already been created by the Compliance Department.

2.	Transaction Reports. In addition to the Holdings Reports, Access Persons are also required to report their securities transactions to the CCO on a quarterly basis. In order to satisfy this obligation, Access Persons must direct each of their broker-dealers and banks[1] to send copies of confirmations and monthly or quarterly account statements directly to the CCO. A form letter that can be used for this purpose is attached as Appendix F. In the event that an Access Person engages in a securities transaction that does not appear on his or her account statement, he or she will be required to file a separate Transaction Report regarding the trade within 15 days after the end of the calendar quarter in which the trade took place. A Transaction Report Form to be used for this purpose is attached as Appendix C.

Note: The purchase of an interest in a commingled investment vehicle managed by BGIM is subject to these reporting requirements. (DBIT & MGT) Access Persons must notify the CCO in writing before purchasing an interest in a commingled vehicle managed by BGIM.

3.	New Reportable Accounts. If an Access Person opens a new reportable account that has not been previously disclosed, the Access Person must immediately notify BGIM’s

[1]	Information is required with regard to securities accounts only. Regular bank account statements need not be supplied.

Compliance Department in writing of the existence of the account and make arrangements to comply with the reporting requirements set forth in Appendix G.

4.	Exceptions to the Reporting Requirements. Access Persons do not need to include the following Transactions in either Holdings or Transactions Reports:
a.	Approved Brokerage Accounts. Transactions effected in brokerage accounts at firms approved by the Compliance Department, where automated feeds into the BGIM personal trading compliance system have been arranged.

b.	Approved Retirement Plan Participant Accounts. Transactions effected in participant accounts in 401(k) retirement plans approved by the Compliance Department, where automated feeds into the BGIM personal trading compliance system have been arranged.

c.	Managed Accounts. Transactions about which the Access Person has no knowledge before they are completed. This would include, for example, (i) transactions effected for an Access Person by a trustee of a blind trust, or (ii) discretionary trades by an investment manager retained by the Access Person, in each case, in connection with which the Access Person is neither consulted nor advised of the trade before it is executed. In order to qualify for this exception, an Access Person will be required to supply the Compliance Department with a certification in the form attached hereto as Appendix I. He or she also will be obliged to identify each Managed Account in the Access Person’s annual Holdings Report, and make statements for any Managed Accounts available for review upon the Compliance Department’s request.

d.	Transactions in Non-Reportable Securities. Transactions in any of the following securities: (i) direct obligations of the U.S. Government, (ii) bankers’ acceptances, (iii) bank certificates of deposit, (iv) commercial paper, (v) high-quality short-term debt instruments (including repurchase agreements), shares issued by a registered open-end investment company that is not a Reportable Fund, and (vi) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds. However, an Access Person must report the names of all brokers, dealers or banks with which the Access Person maintains an account in which ANY securities are held for the Access Person’s direct or indirect benefit, even if the only securities in those accounts are nonreportable securities described in this paragraph.

e.	Automatic Investment Plans. Transactions effected pursuant to an Automatic Investment Plan, except where such Plan has been overridden.

f.	Special Note for Mutual-Fund Only Accounts. Because Transactions in mutual funds other than Reportable Funds need not be reported to the Compliance Department, Access Persons need not arrange to have copies of confirmations and account statements for Mutual-Fund Only Accounts delivered to BGIM. “Mutual fund-only” accounts are accounts that hold only non-Reportable Funds and in which no other type of Investment may be held. Mutual fund-only accounts do not include participant accounts in the Brandywine 401(k) Retirement Plan. Notwithstanding this exemption, copies of statements for these accounts must be made available for review upon request by the Compliance Department, and as noted above, the existence of such accounts must be noted on the Access Person’s Holdings Reports.
5.	Availability of Reports. All information supplied pursuant to this Code may be made available for inspection to: (a) BGIM’s Compliance Department, (b) BGIM’s Compliance Committee, (c) the Access Person’s department manager or designee, (d) BGIM’s Board of Managers, (e) the Legg Mason Legal and Compliance Department, (f) the chief compliance officer or board of directors of any Reportable Fund, (g) any attorney or agent of the foregoing or of a Reportable Fund, (h) any party to which any investigation is referred by any of the foregoing, (i) the Securities and Exchange Commission, (j) any self-regulatory organization governing the activity involved, (k) any state regulatory authority, and/or (l) any federal or state criminal authority.
VII. DEFINITIONS
When used in the Code, the following terms have the meanings set forth below:
A. General Defined Terms.
     “BGIM Compliance Committee” or “Compliance Committee” means the committee that is responsible for establishing compliance policies and procedures in accordance with Rule 206-4(7) of the Investment Advisers Act of 1940 (the “Advisers Act”). Current members of the Compliance Committee are: Aaron DeAngelis, David Hoffman, Larry Kassman, Steve Kneeley, Antoinette Robbins, Adam Spector, and Steve Tonkovich.
     “BGIM Compliance Department” or “Compliance Department” means the BGIM employees organized under the Chief Compliance Officer, who administer the compliance program. Current Compliance Department members are: Aaron DeAngelis, Jill Kerr, Colleen Morales, Katrina Nelson, and Antoinette Robbins.
     “Federal Securities Laws” means the Securities Act of 1933 (“Securities Act”), the Securities Exchange Act of 1934 (“Exchange Act”) the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to BGIM and any Reportable Funds, and any rule adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.
     B. Terms Defining the Scope of a Beneficial Interest in an Investment.
     “Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Investment.

An Access Person is deemed to have a Beneficial Interest in the following:
(1) any Investment owned individually by the Access Person;
(2) any Investment owned jointly by the Access Person with others (for example, joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations); and
(3) any Investment in which a member of the Access Person’s Immediate Family has a Beneficial Interest if:
a. the Investment is held in an account over which the Access Person has decision making authority or otherwise influences and controls (for example, the Access Person acts as trustee, executor, or guardian); or
b. the Investment is held in an account for which the Access Person acts as a broker or investment adviser representative.
In order to rebut the presumption of Beneficial Interest and generally not be required to submit duplicate statements, an Access Person must submit a Certification of No Beneficial Interest to the Compliance Department. A form that can be used for this purpose is attached as Appendix H.
“Immediate Family” of an Access Person means any of the following persons:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law
Immediate Family includes other relationships (whether or not recognized by law) that the BGIM Compliance Department determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety, which this Code is intended to prevent.
C. Terms Defining the Scope of a Reportable Transaction.
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.
“Equivalent Instrument” means any security issued by the same entity as the issuer of a subject Investment, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or security otherwise convertible into that security. Options on Investments are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

“Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.
“Investment ” includes any instrument that may be considered a security for purposes of the Federal Securities Laws, including stocks, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), bank loans, limited partnership interests, investment contracts, or investment company shares. The term “Investment” also includes any derivative instruments on any the foregoing, such as futures, swaps, options and warrants, and any investment in commodities or commodities-related instruments, whether or not such instruments might be considered a “security” for purposes of the Federal Securities Laws.
“Private Placement” means an Investment offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) of the Securities, as amended, or pursuant to Rules 504, 505 or 506 of Regulation D thereunder.
“Reportable Fund” means any fund registered under the Company Act that (a) is advised or sub-advised by BGIM, or (b) is advised, subadvised, or principally underwritten by Legg Mason or any entity controlled or under common control with Legg Mason Reportable Funds include, but are not necessarily limited to the Legg Mason Partners Funds, the Legg Mason Funds and the Western Asset Funds.
“Transaction” means the purchase, sale, redemption or other transaction in an Investment in which an Access Person has or acquires a Beneficial Interest.

APPENDICIES

Appendix A

A-1

A-2

Appendix B
BRANDYWINE GLOBAL INVESTMENT MANAGEMENT, LLC
PERSONAL SECURITIES TRANSACTIONS REPORT
QUARTER ENDING MONTH DATE, 20XX (“REPORTING PERIOD”)DUE BY: XXXXXXXX
Name of Individual(s): (Please Print)                              Date:
List all other persons (e.g., spouse or minor children living in your household) whose securities transactions are also reported because of your beneficial ownership in such securities.

SECTION 1: I had	☐ No reportable transactions for the Reporting Period
☐ Reportable transactions for the Reporting Period pre-approved through the CTIiTrade ™ System (do NOT list)
☐ The following reportable transactions for the Reporting Period not pre-approved through the CTIiTrade ™ System
(Possible violations of Brandywine’s Code of Ethics) Please use additional sheet if needed

			ACTION – EX.	PRICE PER	BROKER	BROKERAGE
DATE	SECURITY	AMOUNT	BUY, SELL, ETC.	SHARE	COMMISSION	FIRM

SECTION 2: CHANGE IN PERSONAL ACCOUNTS
☐ I certify that I have informed Compliance in writing (via the “Account Change Form”) of any changes to my Personal Trading Accounts. BGIM Compliance is aware of any accounts in which I have trading authority in as stated in the Code of Ethics.
SECTION 3: Receipt and/or Giving of Gifts during the Reporting Period. I had
     ☐ No reportable transactions for the Reporting Period
     ☐ Reportable transactions for the Reporting Period (Please list and use additional sheets if needed)

	ACTION		RELATIONSHIP
	(GIVEN OR	NAME OF	(CLIENT/POTENTIAL	APPROXIMATE
DATE	RECEIVED)	GIVER/RECIPIENT	CLIENT/OTHER)	VALUE	DESCRIPTION OR NOTES

I certify that the information I am providing in this Personal Securities Transactions Report is accurate and includes all transactions from all of my brokerage accounts which I am required to report under applicable personal securities transaction reporting rules, a copy of which I have received and understand. To the best of my knowledge, I have complied with the terms and spirit of those rules.
EARLY SUBMISSIONS (Before MM/DD/YY) — I am responsible for disclosing my reportable holdings for the Reporting Period. I am submitting this report before the end of the Reporting Period because (1) the items disclosed are current as of the submission date and (2) are not subject to change before the submission deadline. If any changes occur, I will amend this submission on or before the submission deadline. I understand that amendments after the submission deadline (“Late Submissions”) constitute a violation of Brandywine’s Code of Ethics and may result in disciplinary action.
LATE SUBMISSIONS (After MM/DD/YY) – I understand that late submissions, including amendments to early submissions, constitute a violation of Brandywine’s Code of Ethics and may result in disciplinary action. Please state reason for Late Submission on back of this page.

Signature:	Date:

For Use by Compliance Department Only-
Reviewed By:	Date:

B-1

Appendix C

Access Person Last Name	First Name	Mid Initial

Department		Phone Ext.
ACKNOWLEDGMENT1 OF RECEIPT OF CODE OF ETHICS
AND ANNUAL CERTIFICATION
Please specify:      ☐ Initial Report      or      ☐Annual Renewal
(New Access Person)     (You were previously a Access Person)
1. Acknowledgement
I acknowledge that I have received a copy of the current BGIM Code of Ethics and I represent that:
a.	I have read the Code of Ethics and I understand that it applies to me and to all Investments in which I have or acquire any Beneficial Interest . I have read the definition of “Beneficial Interest” on page 21 of the Code of Ethics, and I understand that I may be deemed to have a Beneficial Interest in Investments owned by members of my Immediate Family and that Transactions effected by members of my Immediate Family may therefore be subject to this Code.

b.	I agree that in case of a violation, I may be subject to various possible sanctions (pursuant to section III.D of the Code) and as determined by the BGIM Compliance Committee (or its delegate). Possible sanctions include verbal and written warnings, fines, trading suspensions, reversal of trades by which I agree to disgorge and forfeit any profits or absorb any loss on prohibited transactions, termination of employment, civil referral to the Securities and Exchange Commission, and criminal referral.

c.	I will comply with the Code of Ethics in all respects.
Brandywine’s Compliance Department provides training on the Code of Ethics annually to each employee. However, each employee is responsible for understanding and complying with the Code of Ethics.

[1]	ALL capitalized terms are defined in the Code of Ethics.

     2. Personal Investment Holdings Report
The following is a list of all Investment accounts and Investments not held in such accounts in which I have a Beneficial Interest, and such information is current as of a date no more than 30 days prior to the date hereof:
Table 1 – Investment Accounts
Instructions:
•	Provide the information requested below for each Investment account (other than “mutual fund only” and managed accounts) in which you have Beneficial Interest. Indicate “N/A” or “None” if appropriate.

•	Attach the most recent account statement for each account identified that is not maintained at an approved broker-dealer, as designated by the BGIM Compliance Department. Indicate “N/A” or “None” if appropriate.

•	Attach separate sheets if necessary

NAME OF BROKER
DEALER, BANK,		RELATIONSHIP
OR OTHER	ACCOUNT TITLE	if acct holder is		Discretionary
FINANCIAL	acct holder’s name	not the Access	ACCOUNT	account:
iNTERMEDIARY	and (acct type)	Person	NUMBER	Check here
Ex: Smith Barney	Jane Smith (IRA)	spouse	xxx-xxxxx

Table 2 – Mutual Fund-Only and Managed Accounts
Instructions:
•	Please list any “mutual fund-only or managed accounts” in which you hold a Beneficial Interest in the table 2 below:

•	A “mutual fund only account” is defined as an account that holds only non-Reportable Funds and in which no other type of Investment may be held.

•	A managed account is defined as an accounts where you have no knowledge of the transaction before it is completed (for example, (i) transactions effected for you by a trustee of a blind trust, or (ii) discretionary trades by an investment manager retained by you, in each case, in connection with which you are neither consulted nor advised of the trade before it is executed).

•	You do not need to attach statements for any mutual fund-only or managed accounts. However, you may be asked to provide statement information regarding the accounts below at any time upon specific request by the BGIM Compliance Department.

•	Attach separate sheets if necessary

NAME OF BROKER		RELATIONSHIP		Mutual
DEALER, BANK,	ACCOUNT TITLE	if acct holder is		funds-only
OR MUTUAL	acct holder’s name	not the Access	ACCOUNT	account:
FUND	and (acct type)	Person	NUMBER	Check here

Table 3 – Other Investment Holdings
Instructions:
•	If you have Beneficial Interests in any Investment that are not held in an Investment account listed above (stock certificates, private equity investments), list them below. Indicate “N/A” or “None” if appropriate.

•	Attach separate sheets if necessary

	RELATIONSHIP				NUMBER
NAME OF	if security owner			TICKER	OF SHARES
SECURITY	is not the Access	NAME/TITLE	TYPE OF	OR	/ PRINCIPAL
OWNER	Person	OF SECURITY	SECURITY	CUSIP	AMOUNT

3. Outside Business Opportunities
The following is all outside business activities that I am engaged in (including any publicly held companies on which I serve as a member of the board of directors. Indicate “N/A” or “None” if appropriate.

NAME OF COMPANY	NATURE OF MY INVOLVEMENT
4. Political Contributions (annual renewals only)
The following is a list of all political contributions that I have made since the date of my last certification under the BGIM Code of Ethics:

Date	Recipient	Amount

5. Certification
a. [Annual Renewals Only]
I hereby certify that since the date of my last certification under the BGIM Code of Ethics, I have fully complied with all applicable requirements of the Code. In particular, in connection with each Investment Transaction that I have engaged in since such date, I hereby certify that:
i.	I did not execute any Transaction in an Investment (or Equivalent Instrument) at a time when I possessed material nonpublic information regarding the Investment or the issuer of the Investment.

ii.	I did not execute any Transactions with the intent of raising, lowering, or maintaining the price of any Investment or to create a false appearance of active trading.

iii.	I did not execute any Transaction in an Investment (or Equivalent Instrument) at a time when I was in possession of non-public information to the effect that (i) BGIM is or may be considering an investment in or sale of such Investment on behalf of its clients, or (ii) have or may have open, executed, or pending portfolio transactions in such Investment on behalf of its clients.

iv.	I did not use my knowledge of the portfolio holdings of a Reportable Fund to engage in any trade or short-term trading strategy involving such Fund that may have conflicted with the best interests of the Fund and its shareholders.

v.	If an Investment was acquired in an initial public offering or private placement, I obtained the written approval of the BGIM Compliance Department prior to acquiring such Investment.
vi.	I have reported and acknowledged all gifts received on a quarterly basis since the date of my last certification under the BGIM Code of Ethics, and that I have not accepted any gift with a fair market value in excess of $250 without the prior written approval of the BGIM Compliance Department.
b.	I further certify that the information on this form is accurate and complete in all material respects.

Access Person’s Name:

Access Person’s Signature:

Date:

Appendix D

The following instructions are intended to foster a better understanding of Brandywine’s Code of Ethics in regards to personal trading transactions – it is a supplement to, and not a replacement of the Code of Ethics. As always, please contact Compliance if you have any questions about any transactions.
In order to use the CTI iTrade™ system to clear a personal trade:
1. Fill in the ticker symbol of the security and press Lookup.
This should prompt either a message indicating that the security is unknown to the system or a box containing a description of the security.
If the descriptive box appears, verify that the information is accurate and click on the blue hyperlink. This will automatically fill in the security descriptive fields in your request box. Do not fill in the Security Name field – allow the system to do it for you by clicking the “Lookup” button. If the security name is incorrect, please notify Compliance.
If the security is unknown to the system, it will not allow you to create the security within the system. Please contact Compliance and we will add the Security.
2. Fill in the brokerage account field.
This field has a drop down box, which should list all of your brokerage accounts. Please select the brokerage account number that you will be using to execute/settle the trade.

If you do not see the brokerage account number listed, please contact Compliance and we will research and/or add the brokerage account. If you have opened a new brokerage account, it is your responsibility to immediately notify Compliance, and request that the broker send duplicate statements and confirmations to Brandywine.
3. Pull down the drop box for transaction type and choose the appropriate action.
Choices: Buy and Sell. “Please do not use any other transaction type.”
4. Fill in the fields for quantity and price of security.
You must input the actual amount to be traded, and the estimated or actual price of the security if known at the time of request. (You must input a number in each field to obtain approval). If you put in a request and you do not execute the actual quantity you requested please let Compliance know and we can go into the CTI system and edit the amount input. Trading more or less than the requested amount is a violation of the Code of Ethics.
5. The “Trade Date” will default to the current date and is not to be changed.
Your approval is good for the “Trade Date” Only. If you are doing a “Good ‘til Cancelled” or
“Limit” order it is your responsibility to input the exact amount of the security each day until the security is bought or sold. If you decide not to purchase the security on the “Trade Date” — but instead you wish to execute the trade on the next day — it is your responsibility to re-input the trade information the next day or at the time you wish to execute the trade.
6. Submit Request
Once your information is complete, simply press “Submit” and you should receive an immediate approval or denial.
When inputting any information into the system, please be as thorough and accurate as possible. Please help us maintain the system’s reliability by proofing your inputs before hitting “Submit Request”.
The system will not allow any backdated requests to be entered. Please note that it is a violation of the Code of Ethics for any Brandywine employee to enter into a security transaction without first receiving approval from the Personal Trading System. Compliance will treat any instances where Compliance discovers that a trade was placed without receiving pre-approval as a violation of the Code of Ethics. In the event that you have honestly forgotten to make a request before placing a trade you should immediately bring it to the attention of Compliance. It is better to admit a mistake than to have an unmatched trade violation. Under no circumstances should you attempt to input a request after the fact.
Once you submit your request, CTIExaminer™ will test the request against the current trade blotter transactions as well as mutual fund holdings in accordance with your access level. Once the test is complete, it will respond to you with either an approval or denial of your request. Per the Code of Ethics, an approval is effective until the close of business that day (for example, if authorization is provided on a Monday, it is effective until the close of business on Monday). A trade denial is unequivocal and means that you may not make the requested trade at that time. If you receive a denial, it is not acceptable to attempt to subvert the system by requesting a trade in the local market shares (if ADR is denied) or vice versa.

Helpful Hints:
• Aggregate your Shares
If you are trading the same security across multiple accounts, you are permitted to aggregate the total number of shares to be traded and only enter a single request (as if all trades were in a single account). This can only be done with transactions that are similar – do not aggregate a buy with an option to buy.
• Accuracy Counts
Make sure all information is complete and correct before submitting your trade requests. Pay special attention to the quantity requested and the direction of your request. While it may seem minor, requesting a quantity not actually executed or a ‘buy’ when you are actually executing a ‘sell’ wreaks havoc on the system’s electronic matching abilities. It can also result in the appearance of a pre-clearance violation (or in some instances a 60-day violation).
• Fewer Requests are Best
Although it is generally OK to have ‘un-traded’ requests in the system, they do increase the likelihood of a false denial or false violation in some instances. If possible, please refrain from entering requests unless you are fairly certain you will be executing those trades. If you receive a denial, please do not continue to make repeated requests – you will simply continue to receive denials. If you have reason to believe the denial is inaccurate, please contact Compliance and they will investigate.
• Print Your Approvals
Although the system is capable of many things, it is only as good as the information put into it. Electronic matching requires that multiple fields in both the request and the electronic confirm to be identical. For this reason, it is possible that one of your trades will appear to be a violation at first and will need to be investigated. Retaining copies of your approvals will go a long way towards ensuring that any discrepancies will be resolved in your favor. Without documented proof that you received an approval, the system’s interpretation of your trade will govern and a violation may be incurred.
Special Trading Procedures
The following types of trades have special rules regarding the manner in which they must be input into the system. Failure to follow these procedures will disrupt the flow of the system and may result in violations.
Bonds
Rule: When entering your trade request you must enter the CUSIP in the ticker field and use the Lookup feature to complete the remainder of the request.
In the event that the CUSIP is not recognized by the system, please contact Compliance and they will add the security, however, you must be sure to enter “Bond” as the security type.
Options
Requests for options must be entered as the underlying ticker only (not the option ticker) and must be in the direction of the net effect of the trade in accordance with the following chart; a printout of your approval must be submitted to Compliance on the date the order is placed along with a notation indicating that an option order has been placed.

Transaction Type	PUT	CALL
Buy	Enter CTI Request as a SELL	Enter CTI Request as a BUY
Sell	Enter CTI Request as a BUY	Enter CTI Request as a SELL
It is absolutely necessary that you print out a copy of your approval and submit it to Compliance at the time the order is initiated. This must be done in order to match up the ultimate disposition of the underlying security to your original request, as well as to enable us to input the option trade appropriately once a confirm is received. Failure to submit a printout for an option trade ahead of time may result in a failure to pre-clear violation.
Options are extremely complicated for us to handle and it is imperative that you abide by the above rules in order to ensure that confirms and requests are matched properly.
Thank you for your attention. If you need further clarification or instructions on use of the system, please don’t hesitate to contact Compliance.

Appendix E
BRANDYWINE GLOBAL INVESTMENT MANAGEMENT, LLC
PERSONAL SECURITY TRANSACTION APPROVAL FORM

A. NAME OF INDIVIDUAL(S)*:

TYPE OF SECURITY: (Click on the appropriate box.)
(For approvals of more than one security please complete the reverse side.)

STOCK	☐	BOND	☐

OPTION	☐	OTHER	☐

	SEE REVERSE SIDE	☐
NAME OF SECURITY: ___________________________________________________
CUSIP OR SYMBOL:
____________________________________________________
BUY ☐     SELL ☐      NUMBER OF SHARES
          ____________________________
BROKERAGE FIRM USED:
________________________________________________
NOTE: (1) PURCHASES OF ANY SECURITY HELD IN CLIENT ACCOUNTS OR MUTUAL FUNDS SUB-ADVISED BY BRANDYWINE, AND (2) PURCHASES OF MUTUAL FUND SHARES SUB-ADVISED BY BRANDYWINE REQUIRE COMPLIANCE TO CHECK WITH AN EQUITY OR FIXED INCOME TRADER TO ENSURE THAT ALL CLIENT ACCOUNTS HAVE TRADED IN THE SECURITY OR SHARES OF SUB-ADVISED MUTUAL FUNDS BEFORE APPROVAL CAN BE GRANTED.
     APPROVED BY: _______________________________________________
     DATE APPROVED: __________________________________________
APPROVAL ONLY GOOD FOR THE DATE APPROVED.
•	List all other persons (e.g., spouse or minor children living in your household) whose securities transactions are also reported by reason of your beneficial ownership in such securities.

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Appendix F
FORM OF LETTER TO BROKER DEALER, BANK, OR MUTUAL FUND
(Date)
(Name and
Address)
Subject:           Account #
Dear                                         :
I or a member of my immediate family is affiliated with Brandywine Global Investment Management, LLC (BGIM), an investment adviser that is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Pursuant to BGIM’s Code of Ethics and the provisions of Rule 204a-1 under the Advisers Act, please send duplicate confirmations of individual transactions as well as duplicate periodic statements for the referenced account directly to:
COMP – Brandywine Global Investment Management, LLC
2929 Arch Street, 8th Floor
Philadelphia, PA 19104
Thank you for your cooperation. If you have any questions, please contact me or a BGIM Compliance Associate at (215) 609-3500.
Sincerely,
(Name of Access Person)

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Appendix G
BRANDYWINE GLOBAL INVESTMENT MANAGEMENT, LLC
PERSONAL SECURITIES TRANSACTIONS REPORT
ACCOUNT CHANGE FORM
Name of Individual(s):(Please Print)                              Date:
List all other persons (e.g., spouse or minor children living in your household) whose securities transactions are also reported because of your beneficial ownership in such securities.
New Accounts and/or Closed Accounts- List the requested accounts as defined in BGIM Code of Ethics.

		BROKER-DEALER, BANK,				DESCRIPTION
ACTION –		CUSTODIAN, ETC. (PROVIDE				(DISCRETONAR
ACCOUNT		NAME AND ADDRESS TO		RELATIONSHIP OF		Y,NON-
OPENED,		REQUEST DUPLICATE ACCOUNT	ACCOUNT DESIGNATION	ACCOUNT OWNER TO		DISCRETIONARY,
CLOSED, OR		STATEMENTS AND	(i.e. NAME ON ACCOUNT	ACCESS	ACCOUNT	MUTUAL FUND
TRANSFERED	DATE	CONFIRMATIONS)	AND TYPE OF ACCOUNT)	PERSON/EMPLOYEE	NUMBER	ONLY (OPEN END)

☐ For New Discretionary Accounts, please attach a copy of your letter to your broker requesting duplicate statements/confirms be sent directly to Brandywine Global. If you need assistance, please contact Compliance.
I certify that I have informed Compliance in writing (via the “Account Change Form”) of any changes to my Personal Trading Accounts. BGIM Compliance is aware of any accounts in which I have trading authority in as stated in the Code of Ethics.

Signature:	Date:

For Compliance Department Use Only
Received By:
Date:

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Appendix H

Access Person Last Name	First Name	Mid Initial

Department		Phone Ext.
CERTIFICATION OF NO BENEFICIAL INTEREST
I have read the Code of Ethics and I understand that it applies to me and to all Investments in which I have or acquire any Beneficial Interest. I have read the definition of “Beneficial Interest” and understand that I may be deemed to have a Beneficial Interest in Investments owned by certain members of my Immediate Family and that Transactions effected by members of my Immediate Family may therefore be subject to this Code.
The following accounts are maintained by one or more members of my Immediate Family who reside in my household (List accounts below or attach sheet):

ACCOUNT
TITLE
account holder’s
BROKERAGE	name		ACCOUNT
FIRM	and (account type)	RELATIONSHIP	NUMBER

☐	Check here if attachment is provided
I certify that with respect to each of the accounts listed above (initial appropriate boxes):
☐	I do not own individually or jointly with others any of the Investments held in the account.

☐	I do not influence or control investment decisions for the account.

☐	I do not act as a broker or investment adviser representative for the account.
I agree that I will notify the BGIM Compliance Department immediately if any of the information I have provided in this certification becomes inaccurate or incomplete.

Access Person’s Signature	Approved by

Print Name	Print Name and Title

Date Date

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Appendix I

Access Person Last Name	First Name	Mid Initial

Department		Phone Ext.
CERTIFICATION OF MANAGED ACCOUNT
I hereby certify that although I have a Beneficial Interest in the accounts described below, I do not exercise discretion over these accounts, and I am not consulted or advised with respect to trades in these accounts before those trades are effected. I agree to supply Brandywine’s Compliance Department with confirmation of these facts from the accounts’ trustees or other discretionary managers if the Compliance Department so requests.
I further agree to identify these accounts in my annual Holdings Reports and to make statements for the accounts available for review upon the Compliance Department’s request.
The following accounts are maintained by me or one or more members of my Immediate Family who reside in my household (List accounts below or attach sheet):

NAME OF	ACCOUNT
TRUSTEE OR	TITLE
DISCRETIONARY	account holder’s
INVESTMENT	name		ACCOUNT
MANAGER	and (account type)	RELATIONSHIP	NUMBER

     ☐ Check here if attachment is provided
I agree that I will notify the BGIM Compliance Department immediately if any of the information I have provided in this certification becomes inaccurate or incomplete.

Access Person’s Signature	Approved by

Print Name	Print Name and Title

Date	Date

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